Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

The Board of Directors
BrandPartners Group, Inc.

We consent to the incorporation by reference in the Registration Statement of BrandPartners Group, Inc., on form S-1 of our report dated March 24, 2004, relating to the consolidated balance sheets of BrandPartners Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2003, 2002 and 2001, which report appears in the December 31, 2003 annual report on Form 10-KSB, and to the reference to our firm under the headings "Experts" in the registration statement.

/s/ Goldstein and Morris CPA's, P.C.

New York, New York
May 7, 2004